UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2009

First Citizens Bancshares, Inc.
 (Exact name of registrant as specified in its charter)

Commission file number 0-11709
 ________________________

Tennessee	62-1180360
(State or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)

P.O. Box 370, One First Citizens Place
Dyersburg, Tennessee 38024
 (Address of principal executive offices including zip code)

(731) 285-4410
 (Registrant's telephone number, including area code)
________________________

Item 8.01: Special Dividend to Shareholders

The Registrant hereby files this document to report changes related to Item 8.01.

December  15, 2009

Dear Shareholder,

We are pleased to mark the closing of a successful year at First Citizens Bancshares, Inc. with a special dividend to Shareholders. In addition to a fourth quarter dividend of $.15 per share, your Board of Directors voted to approve a special dividend of $.30 per share payable to holders of record as of November 13, 2009.

Results of Action plans implemented over the past twelve months are clearly evident when comparing the balance sheet to one year ago. Growth in 2009 has been strategically steady and capital and liquidity positions much improved. Earnings during 2009 were challenged by an increased provision for loan losses, additional expense incurred in managing a higher level of other real estate and escalating premiums on FDIC insurance.

In spite of these challenges, the strength in core income streams and implementation of stringent cost controls pushed net income and return on equity to levels well above that of peers. First Citizens' annualized ROE is a positive 10% versus peer return of a negative 16%. Adversity sometimes creates a sense of defeat within a company, a determination to excel in others. I am pleased to report that the desire for excellence is alive and well with the First Citizens Team!

Positive shareholder return and ongoing investor support are critical factors that allow us to go forward as an independent community bank. We appreciate your commitment to Bancshares as evidenced by your financial investment. Our goal is to continue to exceed peers in shareholder return.

Sincerely,

/s/ JEFF  AGEE                                /s/ KATIE WINCHESTER

PRESS RELEASE

First Citizens Bancshares, Inc. Declares Special Dividend to Shareholders

In a meeting held November 18, 2009, the Board of Directors of First Citizens Bancshares, Inc. approved a special dividend to Shareholders in the amount of $.30 cents per share on the common stock of the Company. The special dividend, combined with four quarterly dividends paid during 2009 results in a total shareholder dividend payout of $1.04 per share. This compares to $1.16 per share paid to Shareholders in 2008.

Jeff Agee, President and CEO stated, "We are pleased that operating results for 2009 are sufficient to warrant a special dividend to our Shareholders. Early in first quarter, several defensive measures were implemented to protect the capital position of First Citizens in the face of a challenging economic environment. A part of that strategy was a reduction in Shareholder dividends. I am pleased to report that results of action plans implemented over the past twelve months produced positive earnings results, making the special dividend possible."

Agee continued, "Growth in 2009 has been strategically steady and capital and liquidity positions are much improved. Earnings, challenged by an increased provision for loan losses, additional expense incurred in managing a higher level of other real estate and escalating premiums on FDIC insurance proved sufficient to produce a Return on Equity in excess of 10%. This compares to average returns produced by peer group banks of (-) 16%."

First Citizens Bancshares, Inc. is the parent company of First Citizens National Bank. Established in 1889, First Citizens is a full-service community bank with assets approximating $1 billion, serving customers at nineteen convenient locations throughout West and Middle Tennessee.